77C ? LMP Dividend Strategy Fund (N4WC)


Results of a Special Meeting of Shareholders
On January 12, 2007, a Special Meeting of Shareholders was held to vote at a Fund level
on various proposals recently approved by the Fund?s Trustees. The following tables provide
the number of votes cast for, against, as well as the number of abstentions and broker
non-votes as to the following proposals:
1: Agreement and Plan of Reorganization
             Votes		 	Broker
Items Voted On 		Votes For	    Against             Abstentions
	Non-Votes
Reorganize as Corresponding
 Series of an Existing Trust 1,314,925,681.139 	19,912,208.442 	27,791,379.850
	995,125.590

2: Revise and Convert Fundamental Investment Policies
Votes 				Broker
Items Voted On 		Votes For 	Against		Abstentions	Non-
Votes
Borrowing Money	 1,307,321,838.960 		27,092,427.168 	28,215,003.303
	995,125.590
Underwriting 	1,309,915,433.554 		23,721,606.480 	28,992,229.396
	995,125.590
Lending 		1,308,628,729.019 		25,891,321.685 	28,109,218.726
	995,125.590
Issuing Senior Securities 1,310,273,861.699 	23,821,110.601 	28,534,297.131
	995,125.590
Real Estate 	1,311,244,631.093	 	23,144,966.558 	28,239,671.780
	995,125.590
Commodities 	1,310,144,552.130 		24,171,309.371 	28,313,407.930
	995,125.590
Concentration 	1,308,722,820.027 		24,358,139.548 	29,548,309.856
	995,125.590
Investing in other companies 1,306,101,372.033 	28,398,728.022 	28,129,169.376
	995,125.590